UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                            The Fairchild Corporation
                                (Name of Issuer)

                 Class A Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                    303698104
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 August 15, 1997
                     (Date of Event which Requires Filing of
                                 this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box |_|.

      Check the following box if a fee is being paid with the statement |_|.


                                                              PAGE 1 OF 10 PAGES

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No.  303698104                           Page  2  of  10  Pages
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             J.J. Cramer & Co.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

      NUMBER OF                    1,461,300
       SHARES         ----------------------------------------------------------
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      -0-
        WITH          ----------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER

                                   1,461,300
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,461,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No.  303698104                           Page  3  of  10  Pages
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James J. Cramer
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES         ----------------------------------------------------------
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      1,461,300
        WITH          ----------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER

                                   -0-
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                                   1,461,300
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,461,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

             IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No.  303698104                           Page  4  of  10  Pages
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Karen L. Cramer
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES         ----------------------------------------------------------
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      1,461,300
        WITH          ----------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER

                                   -0-
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                                   1,461,300
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,461,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

             IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No.  303698104                           Page  5  of  10  Pages
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Partners, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

      NUMBER OF                    1,461,300
       SHARES         ----------------------------------------------------------
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      -0-
        WITH          ----------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER

                                   1,461,300
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,461,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No.  303698104                           Page  6  of  10  Pages
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Capital Corporation
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

      NUMBER OF                    1,461,300
       SHARES         ----------------------------------------------------------
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      -0-
        WITH          ----------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER

                                   1,461,300
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,461,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

             CO
--------------------------------------------------------------------------------

CUSIP No.  303698104

Item 1.     Security and Issuer.

            The undersigned hereby amends the statement on Schedule 13D, dated February 20, 1997, as amended by Amendment No. 1 dated March 21, 1997 and Amendment No. 2 dated May 7, 1997, relating to the Class A Common Stock, par value $.10 per share of The Fairchild Corporation, a Delaware corporation (the "Company"), whose principal executive office is located at Washington Dulles International Airport, 300 West Service Road, P.O. Box 10803, Chantilly, Virginia, 20153. The Company's shares of Class A Common Stock (the "Common Stock") are referred to herein as the "Shares." Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the statement.

Item 3.     Source and Amount of Funds or Other Consideration.

            Item 3 of the statement is hereby amended and restated to read in its entirety as follows:

            The Shares were purchased with the personal funds of the Partnership in the amount of $22,229,755.50.

Item 5.     Interest in Securities of the Issuer.

            Items 5(a), 5(b) and 5(c) of the statement are hereby amended and restated to read in their entirety as follows:

(a) This statement on Schedule 13D relates to 1,461,300 Shares benefi-cially owned by the Reporting Persons, which constitute approximately 10.5% of the issued and outstanding Shares.


                                                   PAGE 7 OF 10 PAGES

CUSIP No.  303698104


(b) The Partnership, Cramer Capital Corporation and the Manager have sole voting and dispositive power with respect to 1,461,300 Shares owned by the Partnership. James Cramer and Karen Cramer have shared voting and dispositive power with respect to the Partnership's 1,461,300 Shares.

(c) In the last 60 days, the Reporting Persons purchased or otherwise acquired Shares on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. Except where as noted, all of such purchases were made on the open market.

Item 6.     Contracts, Arrangements, Understandings or
            Relationships with Respect to Securities of the Issuer.

            Item 6 of the Statement is amended by deleting on the second line the number "1,248,300" and replacing it with the number "1,461,300".


                                                   PAGE 8 OF 10 PAGES

CUSIP No.  303698104

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 25, 1997


                              J.J. CRAMER & CO.

                              By:  /s/ James J. Cramer
                                   --------------------------------------------
                                   Name: James J. Cramer
                                   Title: President


                              /s/ James J. Cramer
                              -------------------------------------------------
                              James J. Cramer


                              /s/ Karen L. Cramer
                              -------------------------------------------------
                              Karen L. Cramer


                              CRAMER PARTNERS, L.P.

                              By:   CRAMER CAPITAL CORPORATION
                                    its general partner


                              By:  /s/ James J. Cramer
                                   --------------------------------------------
                                   Name: James J. Cramer
                                   Title: President


                              CRAMER CAPITAL CORPORATION

                              By:  /s/ James J. Cramer
                                   --------------------------------------------
                                   Name: James J. Cramer
                                   Title: President


                                                   PAGE 9 OF 10 PAGES

CUSIP No.  303698104

                                    EXHIBIT B

                          Transactions in Common Stock
                       of The Company in the last 60 Days

                    No. of Shares
Trade Dates         Purchased/Sold            Cost Per Share        Type
-----------         --------------            --------------        ----
7/21/97                 7,500                     21.6147             P
7/22/97                 6,000                     21.750              P
8/8/97                 16,000                     22.250              P
8/11/97                 2,000                     21.750              P
8/13/97                50,000                     21.5859             P
8/14/97                16,000                     21.1836             P
8/15/97                16,900                     21.2234             P
8/18/97                35,100                     21.0344             P
8/19/97                30,600                     21.1129             P


                                                   PAGE 10 OF 10 PAGES